                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                     State of Incorporation          Doing Business As
------------------                     ----------------------          -----------------
Spirit Homes, Inc.                     Arkansas                        Spirit Homes

Delta Homes, Inc.                      Mississippi                     Belmont Homes

Belmont Homes Transportation Inc.      Mississippi                     Belmont Homes

Bellcrest Homes, Inc.                  Georgia                         Bellcrest Homes

Quality Housing Supply, L.L.C. *       Tennessee                       N/A

Ridge Point Manufacturing, L.L.C. *    Alabama                         N/A

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*  Not wholly owned.